Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

STATE OR OTHER JURISDICTION OF
NAME OF SUBSIDIARY*	INCORPORATION OR ORGANIZATION

Caimis, Inc.	Delaware

*	The subsidiary of the Registrant does not do business under any name other than as listed above.